Exhibit 5.1

Ivanhoe Energy Inc.
Suite 654, 999 Canada Place
Vancouver, BC
V6C 3E1

Dear Sirs/Mesdames:

Re:	Form S-8 Filing

You have requested we provide to you the following opinion as Yukon counsel to Ivanhoe Energy Inc. (the “Corporation”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 as amended to qualify for sale the 7,243,892 common shares (the “Additional Shares”) of the Corporation identified in the Registration Statement to be issued pursuant to the Corporation’s amendments to the Plan as reflected in the Corporation’s Amended and Restated Employees’ and Directors’ Equity Incentive Plan dated April 28, 2010 (the “Amended Plan”).   Of the Additional Shares to be listed, 500,000 will be issued pursuant to the bonus plan portion of the Amended Plan (the “Bonus Plan”).

Scope of Review

As Yukon counsel to the Corporation, and in connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

1.                 Minutes of a meeting of the Directors of the Corporation held April 29, 2010, certified by the Vice President and Corporate Secretary of the Corporation on August 17, 2010;

2.                     Minutes of a meeting of the Shareholders of the Corporation dated April 28, 2010, certified by the Vice-President and Corporate Secretary of the Corporation on August 17, 2010; and

3.                     a copy of the Plan, amended and restated, dated April 28, 2010 (the “Amended and Restated Plan”);

4.                     a copy of the Registration Statement;

File No.   36608

and we have obtained an original copy of the following:

5.                      a certificate of status dated August 19, 2010 for the Corporation issued pursuant to the Business Corporations Act (Yukon) (the “Yukon Certificate”).

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

a.                      The genuineness of all signatures;

b.                      The authenticity and completeness of all documents submitted to us as originals;

c.                      The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d.                     The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

e.                      To the extent that property or services are received by the Corporation for the issuance of the Additional Shares, such property or service has a value not less than the money that the Corporation would have received if the Additional Shares had been issued for money; and

f.                       The Amended and Restated Plan is an accurate consolidation of the Plan.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation.  We have reviewed the documents noted above in the section headed “Scope of Review”, but we have not participated in the negotiation of their terms or the drafting thereof. This opinion is given to you

File No.   36608

as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinions

Based and relying upon the foregoing assumptions and subject to the following qualification and limitation, we are of the opinion that:

1.                     the Additional Shares that may be issued pursuant to the Plan, upon issuance in accordance with the terms of the Plan, will be validly issued and outstanding as fully paid and non-assessable;

2.                     the Additional Shares that may be issued pursuant to the Bonus Plan upon issuance in accordance with the terms of the Bonus Plan, will be validly issued and outstanding as fully paid and non-assessable.

This opinion is furnished solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity, or for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

LACKOWICZ, SHIER & HOFFMAN

/s/ LACKOWICZ, SHIER & HOFFMAN